Exhibit 107
Calculation of Filing Fee Table

FORM S-8
(Form Type)

Noble Corporation plc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value $0.00001 per share	Rule 457(a) (2)	4,800,000 (3)	$46.84	$224,832,000	$147.60 per $1,000,000	$33,185.20
Total Offering Amounts					$224,832,000		$33,185.20
Total Fee Offsets							—
Net Fee Due							$33,185.20
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Noble Corporation plc’s (the “Registrant’s”) common stock, par value $0.00001 (the “Common Stock”), that may be issued pursuant to the Registrant’s 2022 Long-Term Incentive Plan (the “2022 LTIP”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s Common Stock.
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on the New York Stock Exchange, on May 15, 2024.
(3)    Represents 4,800,000 additional shares of Common Stock to be registered and available for grant under the 2022 LTIP.